THE BRAZILIAN INVESTMENT FUND, INC.
           Offer To Purchase for Cash up to 415,903.113 Shares of its Common Stock at Net Asset Value Per Share

Dear Shareholder:

      We  are enclosing the material listed below relating to  an
offer  of  The Brazilian Investment Fund, Inc. (the  "Fund")   to
purchase up to 415,903.113 shares of its Common Stock, par  value
$.01 per share (the "Shares"), for cash at a price per Share, net to the seller, equal to the net asset value in U.S. dollars ("NAV") per Share determined as of 5:00 P.M., New York City time on November 4, 1997, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 6, 1997 and in the related Letter of Transmittal (which together constitute the "Offer"). THE OFFER
BEING MADE PURSUANT TO ARTICLE ELEVENTH OF THE FUND'S ARTICLES OF INCORPORATION ("ARTICLE ELEVENTH"), WHICH REQUIRES THE FUND, FOR
SO LONG AS THE FUND'S COMMON STOCK IS NOT LISTED ON A STOCK EXCHANGE, TO MAKE PERIODIC OFFERS TO PURCHASE ALL SHARES OF ITS COMMON STOCK. If more than 415,903.113 Shares are tendered, the Fund will not purchase any Shares in the Offer and, pursuant to Article Eleventh, the Board of Directors of the Fund will convene a stockholders meeting to consider a plan of liquidation of the Fund. Information regarding this obligation, as well as information regarding possible future offers by the Fund, is set forth in the Offer to Purchase.

      THE BOARD OF DIRECTORS OF THE FUND APPROVED A PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION (THE "LIQUIDATION PLAN") FOR THE FUND
ON SEPTEMBER 19, 1997, AND PROXY MATERIALS SOLICITING YOUR APPROVAL
OF THE LIQUIDATION PLAN WERE MAILED ON SEPTEMBER 24, 1997. A SPECIAL MEETING OF STOCKHOLDERS WILL BE HELD ON OCTOBER 15, 1997, AT WHICH APPROVAL OF THE LIQUIDATION PLAN IS EXPECTED. IF THE LIQUIDATION PLAN
IS APPROVED, THE FUND HAS ADVISED US THAT ANY SHARES TENDERED PURSUANT
TO THIS OFFER TO PURCHASE WILL BE RETURNED PENDING THE FUND'S LIQUIDATION. ACCORDINGLY, IF YOU ARE PLANNING TO TENDER ANY SHARES PURSUANT TO THIS OFFER TO PURCHASE, WE RECOMMEND THAT YOU POSTPONE ANY TENDERS UNTIL AFTER THE OCTOBER 15, 1997 SPECIAL MEETING OF STOCKHOLDERS, AND THAT YOU TENDER YOUR SHARES ONLY IF THE LIQUIDATION PLAN IS NOT APPROVED.

      The following documents are enclosed:
         (1)  Offer to Purchase dated October 6, 1997;
         (2) Letter of Transmittal to be used to tender Shares registered in your name; and
         (3)  Guidelines for Certification of Taxpayer Identification Number.

PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT  12:00
MIDNIGHT  EASTERN TIME ON NOVEMBER 4, 1997, UNLESS THE OFFER IS EXTENDED.

      Neither the Fund nor its Board of Directors nor Morgan Stanley Asset Management Inc. (the Fund's Investment Adviser) nor its Board of Directors is making any recommendation to any holder of Shares as to whether to tender or refrain from tendering Shares. If, after carefully evaluating all information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held
of record in  the name  of a broker,  dealer,  commercial   bank,
trust  company  or   other nominee, contact   such firm to effect
the tender for you. Stockholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

      Your attention is called to the following:

      1. The purchase price is the NAV per Share determined as of 5:00 P.M. on November 4, 1997, unless the Offer is extended.
      2. The Offer is conditioned on no more than 415,903.113 Shares being tendered and not withdrawn as of the time the  Offer expires.
      3.  The   Offer  and  withdrawal   rights  expire  at  12:00
          midnight Eastern Time on November 4, 1997, unless extended.
      4. Tendering Stockholders will not be obligated to pay brokerage commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund pursuant to the Offer.

      Should you have any questions on the enclosed material, please call Michael F. Klein, President of the Fund, at (212) 762-7474 or the Depository at (800) 221-6726.

                                       Very truly yours,

                                       THE BRAZILIAN INVESTMENT FUND, INC.